EXHIBIT 99.1

Keurig Dr Pepper Increases its Dividend by 7.5% and
Declares Quarterly Dividend for Q3 2023

BURLINGTON, MA and FRISCO, TX (September 19, 2023) – Keurig Dr Pepper (NASDAQ: KDP) announced today that its Board of Directors has approved a 7.5% increase in its annualized dividend rate to $0.86 per share, from the current annualized rate of $0.80 per share, effective with the regular quarterly cash dividend announced today.

The increased regular quarterly cash dividend of $0.215 per share is payable in U.S. dollars on the Company's common stock on October 13, 2023 to shareholders of record on September 29, 2023.

Investor Contacts:

Jane Gelfand
T: 888-340-5287 / jane.gelfand@kdrp.com

Chethan Mallela
T: 888-340-5287 / chethan.mallela@kdrp.com

Media Contact:

Katie Gilroy
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue of more than $14 billion and approximately 28,000 employees. KDP holds leadership positions in liquid refreshment beverages, including soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Canada Dry®, Clamato®, CORE®, Green Mountain Coffee Roasters®, Mott's®, Snapple®, and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company’s Drink Well. Do Good. corporate responsibility platform is focused on the greatest opportunities for impact in the environment, its supply chain, the health and well-being of consumers and with its people and communities. For more information, visit www.keurigdrpepper.com.